CONTACT:	Connie Hamblin	RELEASE: October 21, 2010
(616) 772-1800

GENTEX REPORTS ALL-TIME RECORD NET SALES
AND NET INCOME

ZEELAND, Michigan, October 21, 2010 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based active-safety systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported all-time record results for the third quarter and nine months ended September 30, 2010.

For the third quarter of 2010, the Company’s all-time record net sales increased by 33 percent to $206.8 million compared with $155.7 million in the third quarter of 2009.  The gross profit margin increased on a quarter-over-quarter basis from 34.9 percent in the third quarter of 2009 to 35.7 percent in the third quarter of 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 33 percent quarter-over-quarter increase in net sales as a result of increased global light vehicle production levels, partially offset by annual customer price reductions and costs associated with supply chain constraints on certain electronic components.

For the first nine months of 2010, the Company’s record net sales for any nine-month period increased by 62 percent to $594.2 million compared with $366.9 million in the first nine months of 2009.  The gross profit margin increased from 30.7 percent for the first nine months of 2009 to 36.4 percent for the first nine months of 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 62 percent increase in net sales when comparing the first nine months of 2010 to the first nine months of 2009.

Income from operations increased by 42 percent to $47.0 million in the third quarter of 2010, compared with income from operations of $33.1 million in the third quarter last year, primarily due to the quarter-over-quarter increase in the third quarter gross profit.  For the first nine months of 2010, all-time record operating income increased by 173 percent to $140.4 million, compared with operating income of $51.4 million for the first nine months of 2009, primarily due to the period-over-period increase in the gross profit when comparing the first nine months of 2010 to the same prior-year period.

Total other income increased in the third quarter of 2010 compared with the third quarter of 2009, primarily due to changes in the foreign currency exchange rates related to the Company’s euro-denominated account.  Total other income increased to $7.8 million in the first nine months of 2010 from $118,000 in the first nine months of 2009, primarily due to realized gains on the sale of equity investments in the first nine months of 2010 compared with realized losses on the sale of equity investments in the same prior-year period.

All-time record net income increased by 43 percent to $34.3 million in the third quarter of 2010, compared with net income of $23.9 million in the third quarter of 2009, primarily due to increased net sales and gross profit.  For the first nine months of 2010, all-time record net income of $100.8 million was an increase of 191 percent compared with net income of $34.6 million for the first nine months of 2009.  The increase in net income for the first nine months of 2010 compared with the same period in 2009 was primarily due to increased net sales and gross profit.

Earnings per diluted share were 24 cents in the third quarter of 2010 compared with 17 cents per share in the third quarter of 2009.  Earnings per diluted share were 72 cents for the first nine months of 2010, compared with 25 cents per share in the first nine months of 2009.

“We’re pleased to report another robust quarter for Gentex,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “Continued strong sales of Rear Camera Display (RCD) and SmartBeam® mirrors, coupled with increased light vehicle production in the primary regions utilizing our products, were the main catalysts behind our solid third quarter results.”

Gentex Senior Vice President Enoch Jen said that the rapid recovery in the Company’s business and certain industry sectors has resulted in higher demand for certain electronic components globally.

“A number of companies have recently discussed and reported that they are experiencing increased costs due to the stresses on the supply chain caused by the increased demand for certain electronic components,” said Jen.  “Those costs were the primary reason for the sequential decline in our gross profit margin when comparing the third quarter of 2010 with the second quarter of 2010, and we expect that these increased costs will continue for the next several quarters.

 “However, we continue to see increasing orders for both our SmartBeam and RCD Mirror products, and we’re excited about the prospects for the new, camera-based, driver-assist features that we have in our product development pipeline,” said Jen.

The Rear Camera Display Mirrors display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.   SmartBeam is the Company’s proprietary high beam headlamp assist system.  Driver-assist features include several levels of the SmartBeam variable forward lighting product, as well as items like lane-departure warning and traffic sign recognition.

Gentex currently is working to fill nearly 100 technical positions, primarily in the electrical and software development and engineering areas.  Additional information is available at http://www.gentex.com/corp_jobs.html.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 28 percent in the third quarter of 2010 compared with the third quarter last year.  Automotive net sales increased by 33 percent from $151.1 million in the third quarter of 2009 to $201.5 million in the third quarter of 2010.

Total auto-dimming mirror unit shipments increased by 56 percent in the first nine months of 2010 compared with the first nine months last year.  Automotive net sales increased by 64 percent from $352.2 million in the first nine months of 2009 to $579.4 million in the first nine months of 2010.

Automatic-dimming mirror unit shipments increased by 36 percent in North America in the third quarter of 2010, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 26 percent in the third quarter of 2010 compared with the same prior-year quarter.

Automatic-dimming mirror unit shipments increased by 70 percent in North America in the first nine months of 2010, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 54 percent in the first nine months of 2010 compared with the same prior-year period.

Automatic-dimming mirror unit shipments to offshore customers increased by 24 percent in the third quarter of 2010 compared with the same quarter last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe decreased by one percent in the third quarter of 2010, and increased by 12 percent in Japan and Korea in the third quarter of 2010, compared in each case with the same quarter last year.

Automatic-dimming mirror unit shipments to offshore customers increased by 48 percent in the first nine months of 2010 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by 17 percent in the first nine months of 2010, and increased by 30 percent in Japan and Korea in the first nine months of 2010, compared in each case with the same period last year.

Other net sales increased by 15 percent to $5.4 million for the third quarter of 2010 compared with the same quarter last year, as increased dimmable aircraft window net sales more than offset the 11 percent decrease in fire protection net sales on a quarter-over-quarter basis.   Other net sales were flat at $14.7 million for the first nine months of 2010 compared with the same prior-year period, as increased dimmable aircraft windows net sales offset the 19 percent decrease in fire protection net sales.  The decline in fire protection net sales during the three- and nine-month periods ending September 30, 2010, was primarily due to the continued weak commercial construction market.

Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the fourth quarter of 2010.

“Based on CSM Worldwide’s end-of-September light vehicle production forecast for the fourth quarter of 2010, we currently expect our net sales in the fourth quarter of 2010 to increase by approximately 20 percent compared with the fourth quarter of 2009,” said Jen.

“Additionally, we now estimate that shipments of our SmartBeam high beam headlamp assist product will increase by approximately 40-45 percent in calendar year 2010 compared with shipments of approximately 437,000 SmartBeam units in calendar year 2009,” said Jen.  “We also now believe that unit shipments of Rear Camera Display mirrors will approximately double in calendar year 2010 compared with shipments of approximately 573,000 units in calendar year 2009.”

 Jen said that sequential light vehicle production volumes in the fourth quarter of 2010 compared with the third quarter of 2010 are expected to decrease by about four percent in North America and Japan and Korea, and to increase by approximately six percent in Europe.  “We’re still taking it one quarter at a time, given the continued uncertainties in the global automotive industry and world economy,” said Jen.

The Company’s current fourth quarter 2010 forecast is based on CSM’s end-of-September forecast for light vehicle production of a four percent quarter-over-quarter increase to 2.8 million units for North America; a five percent decrease to 4.3 million units for Europe, and a seven percent decrease to 3.1 million units for Japan and Korea, when compared with the fourth quarter of 2009.

CSM’s end-of-September calendar year 2010 forecast for year-over-year production in North America is a 38 percent increase to 11.8 million light vehicle units; a ten percent increase to 18.0 million units for Europe, and an 18 percent increase to 12.9 million units for Japan and Korea, when compared with calendar year 2009.

Based on the Company’s expected net sales for the fourth quarter of 2010, Jen said that the Company currently expects its gross profit margin for the fourth quarter of 2010 to be approximately in the same range as the third quarter of 2010.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross profit margins, and the Company itself.  Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production,  the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, customer inventory management, supplier parts shortages, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential additional customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based active safety systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 97 percent of the Company's revenues are derived from the sale of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$206,832,953	$155,741,847	$594,162,842	$366,915,101
Cost of Goods Sold	133,073,198	101,386,005	377,940,892	254,454,384
Gross Profit	73,759,755	54,355,842	216,221,950	112,460,717

Engineering, Research & Development	16,463,760	11,955,915	46,024,900	34,557,839
Selling, General & Administrative	10,323,698	9,296,514	29,830,097	26,522,075
Income from Operations	46,972,297	33,103,413	140,366,953	51,380,803

Other Income	(3,199,013)	(2,478,993)	(7,830,674)	(117,616)

Income Before Provision
for Income Taxes	50,171,310	35,582,406	148,197,627	51,498,419

Provision for Income Taxes	15,880,066	11,645,552	47,386,923	16,909,189

Net Income	$34,291,244	$23,936,854	$100,810,704	$34,589,230

Earnings Per Share
Basic	$0.25	$0.17	$0.73	$0.25
Diluted	$0.24	$0.17	$0.72	$0.25
Weighted Average Shares:
Basic	139,507,360	137,216,748	138,973,832	137,163,501
Diluted	140,559,193	137,710,858	140,166,475	137,546,710

Cash Dividends Declared per Share	$0.110	$0.110	$0.330	$0.330

CONDENSED CONSOLIDATED BALANCE SHEETS

		(unaudited)
		Sept 30,		Dec 31,
		2010		2009
ASSETS
Cash and Short-Term Investments		$389,389,319		$353,232,093
Other Current Assets		219,135,957		152,181,402

Total Current Assets		608,525,276		505,413,495

Plant and Equipment - Net		196,545,669		197,530,249
Long-Term Investments and Other Assets		137,211,682		119,659,745

Total Assets		$942,282,627		$822,603,489

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities		$83,368,650		$58,637,778
Long-Term Debt		0		0
Deferred Income Taxes		29,065,488		28,036,968
Shareholders' Investment		829,848,489		735,928,743

Total Liabilities & Shareholders' Investment		$942,282,627		$822,603,489

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Domestic Interior	1,264	896	41%	3,625	2,041	78%
Domestic Exterior	318	263	21%	877	602	46%
Total Domestic Units	1,582	1,159	36%	4,502	2,643	70%

Foreign Interior	1,926	1,554	24%	5,723	3,860	48%
Foreign Exterior	726	584	24%	2,218	1,498	48%
Total Foreign Units	2,652	2,139	24%	7,941	5,357	48%

Total Interior Mirrors	3,190	2,450	30%	9,348	5,900	58%
Total Exterior Mirrors	1,044	847	23%	3,095	2,100	47%
Total Mirror Units	4,234	3,297	28%	12,443	8,000	56%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing